Exhibit 10.1
SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (this “Agreement”) is being entered into by and between Insight Enterprises, Inc. (“Insight” or the “Company”) and Stanley Laybourne (“Retiree”) (collectively, the “Parties”) as of May 1, 2007 (the “Date of this Agreement”).
WHEREAS, Retiree is currently employed by the Company as its Chief Financial Officer, Treasurer and Secretary;
WHEREAS, the Parties wish to terminate their relationship on mutually acceptable terms and conditions; and
WHEREFORE in consideration of the foregoing premises and the terms and conditions set forth below, the Parties agree as follows:
1. Retirement. Retiree hereby retires from his employment with the Company and any of its parents, affiliates or subsidiaries as of December 31, 2007 (the “Retirement Date”). Retiree hereby resigns from his membership on the Company’s Board of Directors and retires from any other positions held within the Company, its parents, subsidiaries, and affiliates on the Retirement Date. On the Retirement Date, the Company and Retiree agree that Retiree shall have a Separation from Service as defined in Treasury Regulation Section 1.409A-1(h). Retiree understands that he is giving up any right or claim to further compensation from the Company beyond the Retirement Date, except as set forth in this Agreement.
2. Death/Disability. In the event of his death or disability, Retiree’s heirs, executors, administrators, and legal representatives shall have the right to enforce this Agreement in accordance with its terms.
3. Press Release/Public Filings. Retiree will be provided with copies of any Insight press release regarding his retirement through the Retirement Date. Any press release regarding Retiree’s retirement shall be issued after the Date of this Agreement and shall thank Retiree for his service and contributions to Insight.
4. Duties. Between the Date of this Agreement and December 16, 2007, Retiree will continue with his current duties and responsibilities as Chief Financial Officer (“CFO”), Treasurer and Secretary of Insight as they existed prior to the Date of this Agreement in accordance with the terms of Retiree’s Employment Agreement, effective as of November 1, 2003 (the “Employment Agreement”). From December 17, 2007 through the Retirement Date, Retiree shall assist the new Chief Financial Officer of the Company as directed by the Company’s Chief Executive Officer.

5. Employment Agreement. Retiree and the Company agree to be bound by paragraphs 4, 9, 10, 11 and 13 of the Retiree’s Employment Agreement, a copy of which is attached hereto as Exhibit A. Except for those enumerated paragraphs, Retiree’s Employment Agreement shall be extinguished as of the Retirement Date and Retiree acknowledges that he is not entitled to any compensation or benefits, including without limitation any severance benefits, under the Employment Agreement, except as expressly set forth in this Agreement. Notwithstanding the foregoing, the Company hereby acknowledges and agrees that it remains bound by the terms of Directors and Officers Indemnification Agreement, dated November 15, 2004, a copy of which is attached hereto as Exhibit B, and any successor or replacement agreement thereto, and that Retiree’s rights to be indemnified for any actions taken as an officer or director of the Company shall remain in place following the Retirement Date both under Exhibit B, any successor or replacement indemnification agreement, the Company’s Articles and Bylaws and to the fullest extent permitted by law. The Company acknowledges that Retiree’s indemnification rights are cumulative and that he may invoke his indemnification rights from any and all of the aforementioned sources without diminishing in any way whatever other rights of indemnification Retiree may have.
6. Benefit Plans. Retiree will continue to participate in any retirement, 401(k) or savings plans, life insurance plan and health insurance plan in which he currently participates, up to and including the Retirement Date. Retiree will be able to exercise any existing contractual rights under Insight’s benefit plans, including Insight’s life insurance plan. These rights include, without limitation, Retiree’s right to continue coverage currently provided by such plans, in accordance with each plan’s terms. Following the Retirement Date, Retiree will be permitted to obtain COBRA coverage, at Retiree’s expense, in accordance with law and with the provisions of any insurance plan maintained by Insight for employees.
7. 2007 Incentive Compensation. Retiree will receive a bonus for the 2007 fiscal year. The bonus for the 2007 fiscal year will be calculated based on the incentive formula used for the most senior executives of Insight, whose incentive is based on Company-wide performance. The bonus for the 2007 fiscal year will be paid at the time such bonus is paid to the other most senior executives of Insight but in any event on or before March 15, 2008.
8. Severance Payment. Provided that Retiree signs and delivers this Agreement, and for a period of seven days thereafter does not revoke it, the Company will pay Retiree $750,000, less applicable withholding on the eighth day after signature, by wire pursuant to wire instructions from Retiree.
9. Incentive Compensation. Retiree will be paid an amount equal to two (2) times the greater of the annual bonus awarded to him for the 2006 or 2007 fiscal year on the earlier of (a) July 17, 2008 or (b) the date of Executive’s death. Any amount due under this Section 9 shall be paid subject to withholdings as required by law.

10. Accrued Vacation Time; Business Expenses. On the Retirement Date, Retiree will be compensated for 280 hours of accrued vacation time. The value will be calculated based on the formula used by Insight in the usual course of business. On or before the Retirement Date, the Company will reimburse Retiree for any and all necessary, customary and usual expenses incurred by Retiree on behalf of the Company, provided that Retiree has furnished the Company with receipts to substantiate the business expense in accordance with the Company’s policies or otherwise reasonably justifies the expense to the Company.
11. Vested Options. Retiree will be permitted to exercise all options that are vested and unexercised as of the Retirement Date, through the ninetieth (90th) day after the Retirement Date, subject to repricing, if any, in accordance with Insight’s restated 10-Ks. As of the Retirement Date, Retiree will have 560,584 vested, unexercised options. The 90 day post-Retirement Date exercise period shall be reasonably extended with respect to any options that are vested and unexercised as of the Retirement Date if necessary to prevent Retiree from forfeiting any such options that Retiree could not exercise during the 90 day period due to any Company blackout restrictions, provided, however, that in no event shall the exercise period with respect to any such option be extended beyond the earlier of (i) the latest date upon which the option could have expired by its original terms under any circumstances, or (ii) the tenth (10th) anniversary of the original date of grant of such option.
12. Vested Restricted Stock. Retiree will receive all shares of Company restricted stock that have vested as of the Retirement Date. As of the Retirement Date, the Company’s records reflect that the Retiree has vested 11,200 shares of Restricted Stock.
13. Unvested Options and Restricted Stock. Retiree hereby surrenders as of the Retirement Date all Company stock options and shares of Company restricted stock that are not vested as of the Retirement Date.
14. DAC Sale Proceeds. Retiree is a participant in the Direct Alliance Corporation 2000 Long-Term Incentive Plan (the “DAC Plan”). As a participant, Retiree is entitled to a portion of the proceeds of the earn out payment, should any such payment become due in accordance with the terms of the DAC Plan in connection with the acquisition of Direct Alliance Corporation by TeleTech Holdings, Inc. Retiree shall be paid the full amount to which he is entitled under the DAC Plan as soon as any other DAC Plan participant receives any proceeds from the DAC earn out. Executive’s right to payment, if any, under the DAC Plan shall not be modified by this Agreement, except that to the extent such payment or portion of a payment which would be made between the Retirement Date and July 1, 2008 is subject to Section 409A of the Internal Revenue Code (the “Code”) and a delay in the payment is necessary in order to avoid a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code, such payment to be made at the earliest date possible to avoid a prohibited payment under that provision.

15. Release by Retiree.
(a) General Release. In exchange for the consideration set forth in this Agreement, Retiree does hereby release and forever discharge the “Company Releasees” herein, consisting of the Company, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Retiree now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof. The Claims released hereunder include, without limitation, any alleged breach of any express or implied agreement (including the Employment Agreement); any taxes Retiree might incur with respect to the repricing of any options previously awarded to Retiree; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq. This release shall not apply to the Company’s obligations under this Agreement. In addition, notwithstanding the foregoing, nothing in this release shall affect or compromise Retiree’s rights to indemnification without regard to the source of those rights, whether at law or equity, contractual, under the Company’s Articles and Bylaws, or otherwise, nor affect any rights of Retiree under any retirement, 401(k), saving plans, or life and health insurance plans. To the contrary, Retiree shall not release any claims and shall preserve any claims he has for indemnification or in connection with any retirement, 401(k) or savings plans, or to any life and health insurance plans or to any rights under COBRA.
(b) Older Worker’s Benefit Protection Act.

Retiree agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:
(1) This paragraph and this Agreement are written in a manner calculated to be understood by Retiree.
(2) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which he signs this Agreement.
(3) The Agreement provides for consideration in addition to anything of value to which Retiree is already entitled.
(4) Retiree has been advised to consult an attorney before signing this Agreement.
(5) Retiree has been granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Release. If he executes this Agreement prior to the expiration of such period, Retiree does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.
(6) Retiree has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, Retiree understands that this Agreement will be null and void, and he will not be entitled to any compensation or benefits under this Agreement.
If he wishes to revoke this Agreement, Retiree shall deliver written notice stating his intent to revoke this Agreement to Steven R. Andrews, General Counsel, at the offices of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Agreement.
(c) No Assignment. Retiree represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Retiree may have against the Company Releasees, or any of them. Retiree agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Retiree.

(d) No Actions. Retiree agrees that if Retiree hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Retiree will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Retiree shall not be obligated to pay the Company Releasees’ attorney’s fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.
16. Release by the Company.
(a) General Release. The Company hereby releases and forever discharges Retiree from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that the Company now has or may hereafter have against Retiree or his attorneys by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims arising from or relating to the granting, pricing, or accounting for stock options provided by the Company during the time Retiree was employed by the Company. This General Release shall not release the Company’s rights to the benefits of this Agreement.
(b) No Assignment. The Company represents and warrants to Retiree that there has been no assignment or other transfer of any interest in any Claim that the Company may have against Retiree. The Company agrees to indemnify and hold harmless Retiree from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from the Company.
(c) No Actions. The Company agrees that if the Company hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Retiree any of the Claims released hereunder, then the Company will pay to Retiree, in addition to any other damages caused thereby, all attorneys’ fees incurred in defending or otherwise responding to said suit or Claim.
17. Cooperation in Proceedings. The Company and Retiree agree that they shall fully cooperate with each other with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Retiree was involved during his employment with the Company, or that concerns any matter of which Retiree has information or knowledge (collectively, a “Proceeding”). Retiree’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Retiree’s recollection of events; (ii) appearing at the Company’s request, upon reasonable notice, as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Retiree’s knowledge of matters at issue; and (iii) signing at the Company’s reasonable request declarations or affidavits that truthfully state matters of which Retiree has knowledge.

The Company’s duty of cooperation includes, but is not limited to: (i) providing Retiree and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Retiree in any Proceeding; and (ii) indemnifying Retiree and his counsel for any and all reasonable costs and expenses, including legal fees in connection with any request for cooperation from the Company as set forth in this paragraph. In addition, Retiree agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Retiree promptly of any requests for information or testimony that it receives relating to Retiree. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.
18. No Admission. Retiree and the Company further understand and agree that neither the payment of money nor the execution of the foregoing mutual Releases shall constitute or be construed as an admission of any liability whatsoever by either party.
19. Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.
20. Confidentiality. The terms of this Agreement are intended to be confidential by the Parties. Neither party would enter into this Agreement but for the other’s promise to maintain the confidentiality of the terms of and existence of this Agreement. Neither Retiree nor the Company may not disclose the terms of this Agreement to any person, except as required by applicable law.
21. No Encouragement of Actions Against Either Party. Retiree and the Company agree that except to the extent required by law, neither will assist any person in bringing or pursuing legal action against the other, based on events occurring prior to the Date of this Agreement.
22. No Disparagement/Professional Conduct. Retiree and the Company further agree that neither shall: (a) disparage the other; nor (b) engage in actions contrary to the interests of the other, except as required by applicable law.
23. Choice of Law and Venue. The Parties acknowledge and agree that this Agreement shall be interpreted in accordance with Arizona law. Any actions arising out of or relating to this Agreement or Retiree’s service with the Company shall be filed in either the Superior Court of Arizona for the County of Maricopa, or the Federal District Court for the District of Arizona, unless subject to arbitration, in which case they shall be filed in accordance with the Parties’ arbitration agreement.

24. Sole and Entire Agreement. Except as otherwise specified herein, this Agreement represents the sole and entire agreement among the Parties and supersedes all prior agreements, negotiations, and discussions between the Parties hereto and/or their respective counsel, excluding any agreements concerning arbitration of disputes, confidentiality, trade secret information, or assignment of intellectual property rights. Any agreement amending or superseding this Agreement must be in writing, signed by duly authorized representatives of the Parties, specifically reference this Agreement; and state the intent of the Parties to amend or supersede this Agreement.
25. Headings. The headings in this Agreement are provided solely for the Parties’ convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of this Agreement.
26. Construction of Agreement. Both Parties have been represented by, or had the opportunity to be represented by counsel in connection with this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
27. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Insight Enterprises, Inc., a Delaware corporation
Date: 7/8/08	By:	/s/ Richard A. Fennessy
Rich Fennessy
Chief Executive Officer

Retiree
Date: 7/9/08	/s/ Stanley Laybourne
Stanley Laybourne